Exhibit 10.18

AGREEMENT FOR CONSULTING SERVICES

This CONSULTING AGREEMENT (this “Agreement”) is made by and among INNOVATE BIOPHARMACEUTICALS, INC. (“COMPANY”), a Delaware corporation, with its principal place of business at 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, and DAVID OLERT (“CONSULTANT”) effective as of this 17th day of February, 2018. Capitalized terms used by not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger and Reorganization by and among Monster Digital, Inc. (now Innovate Biopharmaceuticals, Inc.), a wholly owned subsidiary of Monster Digital, Inc., Monster Merger Sub, Inc., a Delaware corporation, and Innovate Biopharmaceuticals Inc. (now IB Pharmaceuticals Inc.), a Delaware corporation (the “MERGER AGREEMENT”).

WITNESSETH

WHEREAS, prior to the completion of the MERGER AGREEMENT, CONSULTANT served as the Chief Financial Officer of Monster Digital, Inc.;

WHEREAS, COMPANY desires and may in the future desire to engage CONSULTANT to perform the consulting services described herein; and

WHEREAS, CONSULTANT desires to render professional consulting services to COMPANY in the solution of agreed upon problems and the performance of agreed upon tasks as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	Consulting Services. COMPANY hereby offers to engage CONSULTANT, and CONSULTANT hereby accepts engagement by COMPANY, to perform the professional and consulting services identified on Exhibit A hereto. Services that CONSULTANT agrees to perform hereunder shall be performed subject to and in accordance with this Agreement. CONSULTANT shall use commercially reasonable efforts to keep COMPANY advised of the progress of the services, to permit representatives of COMPANY to inspect from time to time and at reasonable times such results of said consulting services as are susceptible of inspection, and to keep records of time worked and out-of-pocket expenses incurred that the parties have agreed in writing shall be reimbursed by COMPANY and to make such records available to COMPANY at reasonable times and on reasonable advance notice. CONSULTANT shall report to Joanne Zach and such other persons at COMPANY as designated by COMPANY.

2.	Payment of Consulting Fees/Reimbursement of Expenses.

(a)          In consideration for CONSULTANT’S acceptance of this Agreement and the performance by CONSULTANT of the professional consulting services as contemplated hereby, COMPANY shall pay CONSULTANT consulting fees based on each hour of consulting services performed by CONSULTANT at the rate of one-hundred, twenty-five dollars ($125) per hour, payable in accordance with the provisions of this Agreement. In addition, upon CONSULTANT’s continued and satisfactory service through the end of the Initial Term, including through the filing of the Form 10-K, CONSULTANT shall be eligible to be paid the sum of ten-thousand dollars ($10,000) as a completion bonus (the “Completion Bonus”).

(b)          COMPANY shall reimburse CONSULTANT for all reasonable and customary out-of-pocket expenses incurred by CONSULTANT in performing his professional services hereunder, provided that such expenses are pre-approved in writing by COMPANY and CONSULTANT provides COMPANY with supporting receipts and documentation for such expenses that is satisfactory to COMPANY. COMPANY shall reimburse CONSULTANT for such expenses within thirty (30) days of receipt of adequate documentation.

(c)          CONSULTANT shall submit to the COMPANY a statement and invoice detailing the services provided and the time incurred by the fifth day of the month after the month in which services are rendered. COMPANY shall make payment by check or wire transfer delivered to CONSULTANT within thirty (30) days after receipt of CONSULTANT’s invoice. The COMPANY shall pay the Completion Bonus, if earned, in lump sum within fifteen (15) days of the end of the Initial Term.

3.	Confidentiality; Proprietary Rights. The terms of that certain Confidentiality Agreement dated February 17, 2018, between COMPANY and CONSULTANT with respect to confidential information, proprietary information and intellectual property rights] shall continue in full force and effect and apply to CONSULTANT and his provision of services under this Agreement.

4.	Term. Unless earlier terminated as hereinafter provided, the term of CONSULTANT’S engagement under this Agreement shall begin as of the date of the Separation, and continue until the date on which COMPANY files its Form 10-K of the fiscal year ended December 31, 2017 (the “Initial Term”), with such term automatically renewing for successive three month periods thereafter unless earlier terminated as provided herein (the “Term”).

5.	Termination. COMPANY reserves the right to discontinue at any time any work with respect to which CONSULTANT shall have been performing consulting services hereunder by giving CONSULTANT written notice of such discontinuance. In addition, immediately if COMPANY materially breaches this Agreement, or upon 45 days’ prior written notice following completion of the Initial Term, CONSULTANT may terminate this Agreement. The failure by COMPANY to pay when due any amounts payable to CONSULTANT hereunder shall constitute a material breach of this Agreement. In the event of the discontinuance of services by COMPANY or termination by CONSULTANT (as the case may be) of this Agreement as hereinbefore provided, COMPANY shall be obligated to pay CONSULTANT (in accordance with the provisions for and limitations with respect to payment set forth herein) all amounts payable to CONSULTANT hereunder up to and including the date on which CONSULTANT receives actual notice of such discontinuance by COMPANY or the date of such termination by CONSULTANT, whichever is applicable. COMPANY’S obligations hereunder shall survive the termination of this Agreement.

6.	Relationship of the Parties. The business relationship between CONSULTANT and COMPANY shall be that of independent contractor and not employer-employee or principal-agent. CONSULTANT is not and will not be an employee of COMPANY under the meaning of any federal or state unemployment or insurance laws or workers’ compensation laws or otherwise, and CONSULTANT shall not be entitled to or shall not be provided any medical coverage, insurance of any kind, vacation pay, pension benefits or any other type of employee benefit by COMPANY. Neither party shall have the authority to legally bind the other in contract, debt or otherwise or to represent itself as an agent, employee or in any other capacity of the other.

7	Taxes. CONSULTANT will be responsible for the payment of taxes on CONSULTANT’s entire compensation under this Agreement, including income taxes, employment and unemployment, Medicare and social security taxes and other or similar taxes required by application of law. COMPANY shall not withhold any taxes in connection with the compensation paid to CONSULTANT hereunder. Such payments shall be the sole responsibility of CONSULTANT, and CONSULTANT agrees to file all required forms and make all required payments appropriate to CONSULTANT’s tax status when and as they become due. CONSULTANT agrees to indemnify COMPANY, and each of its officers, directors and employees from and against all payments, losses, costs, liability, expenses, damages, fines, penalties and judgments (including, without limitation, actual attorneys’ fees and expenses) incurred by COMPANY or any of its officers, directors or employees as a result of a failure by CONSULTANT (a) to pay all the taxes due in connection with the compensation paid to CONSULTANT under this Agreement, (b) to respond to any administrative inquiry concerning CONSULTANT’s payment of such taxes, or (c) to defend against any administrative or judicial proceeding with respect to CONSULTANT’s payment of such taxes.

8.	Entire Agreement/Binding Effect. This Agreement contains the complete understanding between the parties with respect to the subject matter hereof, and supersedes all other agreements, whether written or oral, between the parties concerning such subject matter; provided, however, that for the avoidance of doubt CONSULTANT acknowledges and agrees that the execution of this Agreement does not alter his obligations under any other agreements (including, without limitation, any employment, severance, confidentiality or other similar agreements) between CONSULTANT and COMPANY. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not amend in any way the Separation Agreement and Release of Claims that CONSULTANT and COMPANY entered into on January 26, 2018. In addition, the parties intend that CONSULTANT incurred a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) from COMPANY on the Separation date, and that the parties do not intend that the level of services provided by CONSULTANT under this Agreement, or otherwise, will alter or affect such Separation from Service.

9.	Modifications. No waiver or modification of this Agreement or any provision hereof shall be valid and no evidence of waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing duly signed by both parties.

10.	Assignment. This Agreement is not assignable by CONSULTANT or COMPANY without the prior written consent of the other party; provided, however, that COMPANY may assign this Agreement to any affiliate of COMPANY without the consent of CONSULTANT. Any assignment in violation of this Section 10 shall be void.

11.	Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. The parties consent and agree to submit and be subject to the exclusive jurisdiction of the Federal and State courts located in Wake County, North Carolina for the resolution of all claims, controversies and causes of action arising out of or relating to this Agreement.

12.	Notices. All notices and other communications under this agreement shall be in writing and shall be given to the parties at their respective addresses set forth below, or to such other address or telecopy number as either party may designate by written notice in the manner provided herein, and shall be sent by (a) hand delivery, (b) certified mail, return receipt requested, postage prepaid, (c) a recognized overnight delivery service, or (d) telecopy or other means of facsimile or by email.

IF TO CONSULTANT:

David Olert

PO box 1401

Thousand Oaks, CA 91358

Dolert@hotmail.com

IF TO COMPANY:

Innovate Biopharmaceuticals, Inc.

8480 Honeycutt Road, Suite 120

Raleigh, NC 27615

Attn: Kendyle Woodard

Email: kwoodard@innovatebiopharma.com

13.	Representations of CONSULTANT. CONSULTANT represents that it is under no obligation, contractual or otherwise, to any other person, institution or other entity that would prohibit the rendering of services called for in this Agreement or that would prohibit the payments for professional services in the amount and the manner as set forth herein.

14.	No Waiver. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any right, power or privilege hereunder.

15.	If any term or provision of this Agreement is held to by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.	Survival. In addition to the provisions of this Agreement that, by their terms, survive the termination or expiration of this Agreement, Sections 7–15, and COMPANY’S obligation to pay CONSULTANT’S fees and expenses as provided herein, shall survive the termination or expiration of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

Innovate Biopharmaceuticals, Inc.		David Olert

By:	/s/ Kendyle Woodard	By:	/s/ David Olert

Name:	Kendyle Woodard	Name:	David Olert

Title:	Director	Title:	Consultant

EXHIBIT A

CONSULTANT will perform such services related to the preparation of COMPANY’s financial statements, filings with the Securities and Exchange Commission, filings with the Nasdaq Stock Market and other related matters as requested by COMPANY from time to time, including, without limitation, preparing specified sections of COMPANY’s 2017 Annual Report on Form 10-K, coordinating with COMPANY’s independent auditor and other related matters. CONSULTANT acknowledges and agrees that the provision of these services and the completion of these items in accordance with the timelines provided by COMPANY is critical so that COMPANY is able to meet its regulatory and contractual obligations.